EXHIBIT 16.1

WEISER LLP
135 West 50th Street
New York , New York 10020

May 2, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Re:	New York Health Care, Inc.
Commission File #1-12451

Gentlemen:

We have read the Registrant’s response to Item 4.01- Changes in Registrant’s Certifying Accountant, and we agree with the statements made in sentence one of the first paragraph regarding our firm in Item 4.01. We have no basis to agree or disagree with respect to sentences two, three and four in the first paragraph of Item 4.01 and paragraph four of Item 4.01. We agree with the statements made in paragraphs two, three and five of Item 4.01.

Sincerely,

/s/ Weiser LLP

Weiser LLP